Exhibit 99.1

For Immediate Release

Contact:	Mike Drickamer Director Investor Relations Patterson-UTI Energy, Inc. (281) 765-7170

Patterson-UTI Announces Retirement of Director

HOUSTON – March 3, 2015 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that Cloyce Talbott has chosen not to stand for re-election to the Company’s Board of Directors. Mr. Talbott co-founded Patterson-UTI and has served as a director since its incorporation in 1978.

Mr. Talbott stated, “After more than 50 years in the oil and gas industry, more than 35 of which have been with Patterson-UTI, it is time for me to slow down a little. The Company is strongly positioned for the future, and I have every confidence in the Board and executive leadership team.”

Mark S. Siegel, Chairman of Patterson-UTI, commented, “We want to thank Cloyce for his unparalleled contributions to the Company over more than three decades. Cloyce is a visionary in the land drilling industry, who has a real understanding of oil services and a keen knowledge of exploration and production. Cloyce’s intellect and judgment, his vast experience, and his practical approach to problem solving, make him a respected contributor to our Board, and he will be greatly missed.”

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.